EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS MARCH 2003 PERFORMANCE

Airline takes delivery of 200th jet
                HOUSTON, April 1, 2003 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in March 2003 for its Continental Express operating fleet.

            During the month, ExpressJet flew 419.5 million revenue passenger miles (RPMs), an increase of 32.9 percent versus March 2002, and 46,854 block hours, up from 42,299 block hours in March 2002. Capacity increased 30.7 percent to 653.9 million available seat miles (ASMs) in March 2003, compared with March 2002. ExpressJet's load factor increased to 64.2 percent in March 2003, an improvement of 1.1 percentage points over March 2002.

            Also in March, ExpressJet accomplished a 99.9 percent controllable completion factor – which excludes cancellations due to weather and air traffic control – and a total completion factor of 97.9 percent due to severe weather in the northeastern United States. In March 2002, ExpressJet’s controllable completion factor was 99.8 percent and its total completion factor was 99.3 percent.

            During the month, ExpressJet accepted delivery of four Embraer ERJ145-XR aircraft, bringing its total fleet to 200. Also in March, ExpressJet began serving Madison, Wis., from New York/Newark, and Augusta, Ga., from both New York/Newark and Houston. The company also announced that it will begin serving Morelia, Mexico; Asheville, N.C.; and Ft. Walton Beach, Fla. from Houston beginning June 12, 2003.

            ExpressJet Airlines employs more than 5,600 people and provides Continental Airlines with all of its regional jet airline capacity at its hub airports in New York/Newark, Houston and Cleveland with approximately 1,000 daily departures and service to 114 cities in 35 states, the District of Columbia, Mexico and Canada. Continental Express, operated by ExpressJet Airlines, Inc., offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere in the world Continental and its alliance carriers fly. ExpressJet Airlines is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS MARCH 2003 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

MARCH	2003		2002		Change

Revenue Passenger Miles (000)	419,547		315,703		32.9	Percent

Available Seat Miles (000)	653,881		500,243		30.7	Percent

Passenger Load Factor	64.2	Percent	63.1	Percent	1.1	Points

Block Hours	46,854		42,299		10.8	Percent

YEAR-TO-DATE	2003		2002		Change

Revenue Passenger Miles (000)	1,078,375		834,907		29.2	Percent

Available Seat Miles (000)	1,767,306		1,423,775		24.1	Percent

Passenger Load Factor	61.0	Percent	58.6	Percent	2.4	Points

Block Hours	128,805		122,440		5.2	Percent

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